Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:                        -OR-          INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                       The Equity Group Inc.
Robert K. Lifton                              Adam Prior       (212) 836-9606
Chairman & CEO                                Devin Sullivan   (212) 836-9608
(212) 935-8484

 MEDIS TECHNOLOGIES ENTERS MEMORANDUM OF UNDERSTANDING WITH MAJOR RUSSIAN GROUPS
        FOR PRODUCTION AND placeCitySALE OF ITS 24/7 FUEL CELL POWER PACK

New York, NY - October 17, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that it has entered into a Memorandum of Understanding ("MOU") with two Russian business groups, defining programs for the purchase of Medis 24/7 Power Packs and ultimately for those groups to establish a production line for Medis fuel cell products in Russia. The two groups are: "ASPECT" - the Association for Advanced Technologies of Russia, which represents the business development arm of a large group of high tech Russian entities and is the Prime Contractor for the largest Russian Federation funded project for the development of fuel cells for portable applications, and Tenzor MA, a leading Russian technology company primarily operating in the area of complex safety and fire control systems and management and control systems for major facilities such as nuclear power plants.

The parties have established a detailed milestone based program for the certification of the 24/7 Power Pack in Russia, its marketing and distribution in Russia and finally the establishment of a full production assembly capability by Tenzor for the Russian market. The MOU provides that after satisfactory completion of testing on UL certified units, Tenzor will purchase 10,000 24/7 Power packs from Medis' semi-automatic line in Israel to commence promotion and marketing of the product in Russia. If the outcome of these promotional efforts are satisfactory to both parties, then the parties will move on to the next milestone which include sales in Russia of 250,000 Power Packs per month and then the establishment of a Power Pack assembly and fuel facility at the Tenzor plant capable of producing 1.5 million Power Packs per month. The transaction contemplates an investment by the Russian groups of approximately $25 million to build the automated production line in Russia and the purchase of certain components, including framed electrodes, power management and others from Medis. In addition to the program relating to 24/7 Power Packs, the parties' agreement contemplates their cooperation in the development of larger stationary fuel cells of approximately 2kW for development and sale in the Russian Federation.

Tenzor's General Director, Mr. Igor B. Barsukov, commented that, "Tenzor is pleased to partner with Medis Technologies to commercialize and produce the Medis 24/7 Power Pack in Russia as well as pursue joint developments of larger fuel cell products based on the Medis fuel cell technology. From our review of the industry, we are impressed by what Medis has achieved both in its successful development of a qualified mature product and its development of the sophisticated manufacturing and quality control technologies needed to produce it in commercial quantities. Medis' fuel cell technology has demonstrated that it has a multiple of the energy density per weight of lithium ion technology and the Medis proprietary fuel is uniquely friendly to the environment in comparison to all battery technologies and other fuel compounds with which we have worked. Most importantly, we believe that the 24/7 Power Pack product offers the Russian consumer a unique solution to a critical need for portable energy."


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Medis Technologies Ltd.                                                   Page 2
October 17, 2006


Robert K. Lifton, Chairman and CEO of Medis Technologies stated that, "The establishment of this important relationship with Tenzor and ASPECT for the Russian market is a key achievement for advancing Medis' international marketing program as well as expanding our production capacity to meet the demands of those markets. Members of the Medis team, led by the Company's Chief Technology Officer Gennadi Finkelshtain, have had a long and successful history of cooperating with Russian entities in advanced technology. We view this as a major expansion of that cooperation to include production and marketing for what we believe is a large and important market for our 24/7 Power Pack. It also represents a template for potential future transactions in other parts of the world."

Investors    are    encouraged    to   visit    Tanzor    MA's    website    at:
www.tenzor.dubna.ru/index_eng.html,      and      ASPECT's      website      at:
www.aspect.ru/index_eng.html.


Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.


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